Exhibit (14)


                          CONSENT OF ERNST & YOUNG LLP,
                  REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Experts" in the Combined Proxy Statement/Prospectus of The Roxbury Funds and the captions
"Financial Highlights" in the Prospectuses of the Roxbury Mid-Cap Fund and Roxbury Small-Cap Growth Fund series of WT Mutual Fund dated November 1, 2006 and in the Prospectuses of the Roxbury Mid-Cap Fund and Roxbury Small-Cap Growth Fund series of The Roxbury Funds dated November 29, 2006 and to the incorporation by reference in this Registration Statement (Form N-14) (Post-Effective Amendment No. 1 to File No. 333-135573) of The Roxbury Funds of our report on the Roxbury Mid-Cap Fund and Roxbury Small-Cap Growth Fund of WT Mutual Fund dated August 11, 2006, included in the 2006 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Philadelphia, Pennsylvania
November 28, 2006